UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                                FORM 8-K

                            CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)   January 20, 2000

                         Heritage Commerce Corp
        (Exact name of registrant as specified in its charter)

              CA                      00-23877              77-0469558
(State of other jurisdiction     (Commission File         (IRS Employer
of incorporation)                      Number)           Identification No.)

150 Almaden Blvd., San Jose, CA                               95113
(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code        (408) 947-6900

                                     None
         (Former name or former address, if changed since last report.)


Item 5.	Other Events.

                 Heritage Commerce Corp receives approval to establish Heritage Bank South Valley

   Heritage Commerce Corp (the "Company") has announced that the Company has received the necessary approvals from the California Department of Financial Institutions, the Federal Deposit Insurance Corporation and the Federal Reserve Bank of San Francisco to establish its third subsidiary bank, Heritage Bank South Valley. The new Bank opened for business as Heritage Bank South Valley on January 18, 2000.

   The new independent community bank has established its presence in the South Valley market over the last 10 months as a branch office of Heritage Bank of Commerce (headquartered in San Jose). Heritage Bank South Valley joins Heritage Bank of Commerce and Heritage Bank East Bay (headquartered in Fremont, with an office in San Ramon) as a subsidiary of the parent company, Heritage Commerce Corp.

   The Company's South Valley strategy has been spearheaded by well-known South Valley banker Brad Smith. Smith joined Heritage in January, 1999 as Chairman of the Board of Heritage Commerce Corp, and will serve as President & CEO of Heritage Bank South Valley. Formerly President & CEO of South Valley National Bank for 14 years, Smith is well-respected in the banking industry and offers tremendous South Valley experience that will lend itself well to the ongoing success of Heritage Bank South Valley.

  "We are looking forward to operating as an independent community bank in the South Valley and to growing as an integral part of the South Valley community," stated President & CEO Brad Smith. "We feel there are tremendous opportunities available to us in the South Valley as a full-fledged independent community bank. Heritage Bank South Valley offers a complete line of business and personal banking services to its clients, including personal and business checking and savings accounts, certificates of deposit, cash management, executive banking, and credit facilities tailored to meet the specific needs of our clients," continued Smith.

  Heritage Bank South Valley has opened its doors with a carefully selected Board of Directors comprised of seven individuals, most of whom live, work and are actively involved in the South Valley community. These individuals include Wayne Carlson - Alain Pinel; Steve Costa - Headstart Nursery; Joe DiConza - J.J. DiConza Ent., Inc.; David Scoffone - Athens Transportation Systems; Jim Price - Lynrob Enterprises, Real Estate Development; John Kennett - Crazy Coyote Business Consultants; and Heritage Bank South Valley President & CEO, Brad Smith.

   Heritage Commerce Corp, parent company, reported consolidated earnings of $753,000, or $0.11, per diluted share, for the third quarter of 1999, compared to $574,000, or $0.09, per diluted share in the prior year period. Total assets as of September 30, 1999 were $468,574,000, an increase of $69,495,000, or 17%, from September 30, 1998. Total deposits as of September 30, 1999 were $416,650,000, an increase of $52,781,000, or 15%, since
September 30, 1998. Total portfolio loans as of September 30, 1999 were $245,411,000, an increase of $41,635,000, or 20%, since September 30, 1998.

   Heritage Commerce Corp common stock is publicly traded on the NASDAQ National Market under the symbol "HTBK."


                       Forward Looking Statement Disclaimer

This release may contain forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to fluctuations in interest rates, inflation, government regulations and general economic conditions, and competition within the business areas in which the Company is conducting its operations, including the real estate market in California and other factors beyond the Company's control. Such risks and uncertainties could cause results for subsequent interim periods or for the entire year to differ materially from those indicated. For a discussion of factors which could cause results to differ, please see the Company's reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company's press releases. Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.



                                   SIGNATURES

Under the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  January 20, 2000                  HERITAGE COMMERCE CORP

                                    By: /s/ Lawrence D. McGovern
                                            Lawrence D. McGovern
                            Chief Financial Officer/Executive Vice President